UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 11, 2025

PHOTRONICS, INC.
(Exact name of registrant as specified in charter)

Connecticut	0-15451	06-0854886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Secor Road, Brookfield, CT	06804
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(203) 775-9000

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.01 par value per share	PLAB	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2025, Photronics, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with George C. Macricostas, the Company’s Executive Chairman.  Pursuant to the Employment Agreement, Mr. Macricostas will receive an annual base salary of $500,000, subject to review by the Compensation Committee of the Board of Directors at least annually for increase but not for decrease, and is eligible to receive annual bonuses in the discretion of the Compensation Committee. Mr. Macricostas is also entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. The term of Mr. Macricostas’ employment shall end on January 6, 2028 (the “Initial Term”). Thereafter, the Employment Agreement shall be automatically renewed and extended for consecutive two (2) year renewal terms, unless either party sends to the other party a notice of non-renewal at least one hundred eighty (180) days prior to the expiration of the Initial Term or any then-current renewal term.

If the Company terminates Mr. Macricostas’ employment without Cause (as defined in the Employment Agreement), or Mr. Macricostas terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), Mr. Macricostas shall be entitled to receive: (i) a cash payment equal to one (1) year of annual base salary as is in effect immediately prior to the date of such termination, to be paid in equal installments, during the twelve (12) month period following the expiration of the revocation period in the release to be provided to the Company; (ii) for a period of twelve (12) months following the termination of employment, Mr. Macricostas shall receive continuation of all employee health and welfare benefits to which he was entitled (or COBRA benefits at least equivalent thereto); and (iii) any accrued but unused vacation and sick days, any authorized but unpaid annual bonus, reimbursement for any unreimbursed expenses, and all other accrued payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant (such payments, rights and benefits, collectively, the “Accrued Benefits”).

If following a Change of Control (as defined in the Employment Agreement) during the Change of Control Period (as defined in the Employment Agreement), Mr. Macricostas is terminated by the Company or any successor for any reason (other than for Cause), or Mr. Macricostas resigns for Good Reason, Mr. Macricostas shall be entitled to receive: (i) the Accrued Benefits; (ii) the product of (x) the greater of: (aa) the annual bonus paid or payable (annualized for any fiscal year consisting of less than twelve full months or for which Mr. Macricostas has been employed for less than twelve full months) for the most recently completed fiscal year, if any; or (bb) the average bonus (annualized for any fiscal year consisting of less than twelve full months or with respect to which Mr. Macricostas has been employed by the Company for less than twelve full months) paid or payable to Mr. Macricostas by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the termination date occurs (such greater amount, the “Highest Annual Bonus”), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the expiration of the revocation period in the release to be provided to the Company, and the denominator of which is 365 (the “Stub Bonus”); (iii) an amount equal to the product of (x) 1.5; and (y) the sum of the annual base salary and the Highest Annual Bonus; and (iv) eighteen (18) months of the cost of all employee health and welfare benefits to which he was entitled. Any such payments shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within the later of ten (10) business days after the termination date, the expiration of the revocation period in the release to be provided to the Company, or any earlier time required by applicable law.

During his term of employment and for a period of eighteen (18) months thereafter, Mr. Macricostas covenants and agrees that he shall not compete, directly or indirectly with the Company or its subsidiaries or affiliates in the business of developing, manufacturing and/or marketing photomasks, which are high-precision photographic quartz or glass plates containing microscopic images of electronic circuits (the “Business”) in any geographic area in which the Company has conducted its Business during the 12-month period immediately preceding the date of termination of his employment.  In addition, during the term of employment and for a period of eighteen (18) months thereafter, Mr. Macricostas covenants and agrees that he shall not, alone or with others, directly or indirectly solicit for his benefit or the benefit of any person or organization other than the Company, the employment or other services of any individual whom he knows, or reasonably should know, is an executive or consultant of the Company or any subsidiary or affiliate thereof.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1	Employment Agreement between the Company and George C. Macricostas dated April 11, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

By:	/s/ Christopher J. Lutzo
	Name:	Christopher J. Lutzo
	Title:	Vice President,
General Counsel and Secretary

Date: April 17, 2025